UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2008

Sino Fibre Communications, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52709	76-0616470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York	10174
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (212) 907-6522

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Sino Fibre completed a private placement of 685,428 units at a price of $0.31 per unit for gross proceeds of approximately $212,483, each unit consisting of one share of common stock of Sino Fibre and one share purchase warrant. Each warrant entitles the holder to purchase one share of common stock for two years from the date of issuance of the warrant with an exercise price equal to $0.31 per share. No factional shares of common stock will be issued on the exercise of the warrants. The number of shares of common stock issuable shall be rounded down to the nearest whole share of common stock. As of the date of this report, the number of Sino Fibre common stock outstanding is 33,850,573 shares. The units were offered and sold to purchasers who purchased as offshore investors in compliance with Regulation S adopted under the Securities Act of 1933, as amended. The offering of the Units was non-brokered. The proceeds of the unit offering will be used to complete Sino Fibre's joint venture with CASME as previously announced.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit	Description
11.1	Form of the subscription agreement between the registrant and each of the purchasers for the units consisting of one share and warrant to purchase one share (including the form of warrant certificate).
99.1	Press release dated June 4, 2008 announcing the completion of the unit offering.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Fibre Communications, Inc. (Registrant)
June 4, 2008 (Date)	/s/ DANIEL MCKINNEY Daniel Mckinney Chief Executive Officer

Exhibit Index
99.1	Press release dated June 4, 2008